UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2003

FMC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 East Randolph Drive, Chicago, Illinois 60601

(Address of principal executive offices) (Zip Code)

(312) 861-6000

Registrant’s telephone number, including area code

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

(C) Exhibits:

99.1	Press Release issued by FMC Technologies, Inc. dated July 23, 2003

ITEM 9.	REGULATION FD DISCLOSURE.

The following information is being furnished pursuant to Item 12 of Form 8-K “Results of Operations and Financial Condition” and is included under this Item 9 in accordance with SEC Release No. 33-8216 (March 23, 2003).

On July 23, 2003, FMC Technologies, Inc. issued a press release announcing its financial results for the fiscal quarter ended June 30, 2003. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

In its second quarter earnings conference call that will occur on July 24, 2003, the chief financial officer of FMC Technologies, Inc. will provide the following information about the Company’s interest in Modec International, LLC:

“FMC Technologies, Inc. owns  3/8ths of Modec International, LLC and the other 5/8ths is owned by MODEC Inc. of Japan which is controlled by Mitsui. MODEC Inc. this month completed an IPO of approximately 11% of the company, which is now traded on the Tokyo Stock Exchange. The prospectus contains some information about FMC Technologies’ ownership of MODEC International, LLC that is complex.

“In our ownership agreement for MODEC International, LLC we have a provision to convert our interest in the joint venture to cash or cash and stock in MODEC Inc. of Japan based on the relative income contributions of the joint venture to MODEC Inc. These rights are not available until 2004. We have no plans to exit the joint venture, but based on current income levels, we estimate that our interest in MODEC International, LLC could be converted into cash or cash and stock equivalent to approximately 13% of MODEC Inc. Obviously, this percentage can change as income levels fluctuate in the future.

“Again, we are making this disclosure not because we anticipate conversion of our interest but because the MODEC document can be difficult to interpret and we wanted investors to have a clear explanation of the conversion provision.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC TECHNOLOGIES, INC.

By:	/S/ WILLIAM H. SCHUMANN, III

William H. Schumann, III
Senior Vice President, Chief Financial Officer and Treasurer

Date: July 23, 2003